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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13D
                                (Rule 13d-101)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(a)

                         (Amendment No.            )(1)


                            AmeriNet Group.com, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   03073A103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               Charles J. Scimeca
                       1748 Independence Blvd, Suite D-1
                            Sarasota, Florida 34236
                                 (941) 358-8182
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


                           11/10/95, 12/13/95
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of This Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].


          Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)
                              (Page 1 of 4 Pages)

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


(SC13D-07/98)

CUSIP No.    03073A103           13D                   Page 2   of  4  Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                K. Walker International, LTD a/k/a K. Walker, LTD.
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

                                       OO

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

                                    Bahamas

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         1,055,000

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         1,055,000

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   1,055,000

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                     30.2%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

                                       CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   03073A103               13D                   Page  3  of 4  Pages


________________________________________________________________________________
Item 1.  Security and Issuer.
                                  Common Stock
                            AmeriNet Group.com, Inc.
                       902 Clint Moore Road, Suite 136C;
                           Boca Raton, Florida 33487
________________________________________________________________________________
Item 2.  Identity and Background.

     (a)  K. Walker, LTD. a/k/a K. Walker International, LTD.

     (b)  55 Fredrick Street, Box CB13039; Nassau, Bahamas

     (c)  Consultants

     (d)  None

     (e)  None

     (f)  Bahamas

________________________________________________________________________________
Item 3.  Source and Amount of Funds or Other Consideration.
110,000 shares were issued pursuant to Edward Granville-Smith, Jr.'s employment agreement with the Issuer.

835,000 shares were issued in exchnage for the assets and equity the reporting person contributed to the Issuer.

110,000 shares were issued pursuant to Settlement with Warren McFadden

________________________________________________________________________________
Item 4.  Purpose of Transaction.

     (a)  Not Applicable

     (b)  Not Applicable

     (c)  Not Applicable

     (d)  Not Applicable

     (e)  Not Applicable

     (f)  Not Applicable

     (g)  Not Applicable

     (h)  Not Applicable

     (i)  Not Applicable

     (j)  Not Applicable

________________________________________________________________________________
Item 5.  Interest in Securities of the Issuer.

     (a)  1,055,000       30.2%

     (b)  Sole voting power and sole dispositive power

     (c)  None

     (d)  None

     (e)  Not Applicable

CUSIP No.   03073A103               13D                   Page  3  of 4  Pages
________________________________________________________________________________
Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

Edward Granville-Smith, Jr. employment agreement dated May 22, 1995.


________________________________________________________________________________
Item 7.  Material to be Filed as Exhibits.

Edward Granville-Smith, Jr. employment agreement is filed as an exhibit to the Issuer's report on form 10-KSB for calendar year ended December 31, 1997


________________________________________________________________________________


                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       10/6/99

                                        ----------------------------------------
                                                         (Date)


                                                /s/Edward Granville-Smith, Jr.
                                        ----------------------------------------
                                                       (Signature)


                                   Edward Granville-Smith, Jr., Managing Partner
                                        ----------------------------------------
                                                       (Name/Title)



Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).